Exhibit 99.1

NEWS RELEASE

Contact:
Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 InvestorRelations@saxonmtg.com

For release September 24, 2004, at 5:00 p.m. Eastern Time

Saxon Capital, Inc. Announces Completion of REIT Conversion

GLEN ALLEN, VA.  (September 24, 2004) – Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXND), formerly known as “Saxon REIT, Inc.,” a residential mortgage lending and servicing company, today announced that the company has completed its restructuring to qualify as a real estate investment trust (“REIT”). In connection with the REIT conversion transaction, Saxon also completed its initial public offering of 17.0 million shares of its common stock, which resulted in $386.8 million in gross proceeds. The underwriters have been granted a 30-day option to purchase up to 2.55 million additional shares of Saxon’s common stock at the initial public offering price of $22.75 per share, less underwriting discounts, solely to cover over-allotments, if any.

Friedman, Billings, Ramsey & Co., Inc. was the sole book runner and lead manager of the offering. Credit Suisse First Boston LLC, J.P. Morgan Securities, Inc., and Jefferies & Company, Inc. were co-managers.

In addition, as part of the REIT conversion, Saxon has completed the previously announced merger of Saxon Capital, Inc. and Saxon REIT, Inc.

Saxon is currently trading on NASDAQ under the ticker symbol “SAXND” and will trade under this symbol for approximately seven business days after the closing of the REIT conversion. On or about October 6, 2004, Saxon Capital’s ticker symbol will be “SAXN”.

About Saxon

Saxon is a residential mortgage lender and servicer that originates, purchases, securitizes and services real property secured mortgages. Saxon is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchase loans in 49 states, through its network of approximately 4,000 brokers, 400 correspondents, and 25 retail branches. As of June 30, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $11.4 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting our future, plans and strategies, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect our future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from our plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of September 24, 2004. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.